Exhibit 99.1

CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Third Successful Horizontal Well on Ninotsminda

December 8th 2003 — Tbilisi, Georgia — CanArgo Energy Corporation (“CanArgo”) (OSE: CNR, OTCBB: GUSH) is pleased to announce the initial test results of horizontal production well N96H, in the Ninotsminda Field, Georgia.

N96H is a horizontal well drilled in the west central part of the field and has now been tested at rates in excess of 1,200 barrels of oil per day (bopd). It is expected that the well will be put on long term production at a rate in excess of 750 bopd.

N96H, drilled with CanArgo’s Rig #2, is the third horizontal well to be drilled in the Ninotsminda Field in 2003. All three wells have been put on commercial production with total field production increasing from approximately 800 bopd at the beginning of 2003, to over 3,000 bopd with this last well. The wells are being drilled by re-entering old vertical wells, thereby substantially reducing both costs and drilling time. Operations on the next horizontal well, N22H, are planned to commence before the end of the month.

In other news; testing of the M11 exploration well on the Manavi prospect has been delayed due to a collapse in the production tubing. This was caused, it is believed, by a pressure increase following plugging of the tubing during the initial flows from the well. Whilst every effort is being made to rectify the situation, a significant delay in the testing programme is anticipated. The M11 well flowed oil from the Cretaceous limestone formation in what is considered a potentially large prospect. CanArgo has now agreed to buy out the interest of the farm-in partner in the well by issuing to the partner 2 million shares of restricted CanArgo stock. This will result in CanArgo regaining its 100% interest in the well.

The MK72 exploration well on the Norio prospect has now re-commenced drilling operations following the farm-in by Georgian Oil announced earlier this year. The well had been cased and suspended at a depth of 2,932 metres, but will now be drilled to the prognosed Middle Eocene reservoir at approximately 4,200 metres. Planned total depth for the well is 5,000 metres. The prospect is of a similar structure and size as that of the nearby Samgori Field, which has produced over 180 million barrels of oil to date.

CanArgo Chairman and Chief Executive Officer Dr. David Robson said, “I am delighted with the results of our third successful horizontal well this year. There is no doubt that horizontal drilling is the most efficient method for obtaining maximum production potential from the Ninotsminda Field. We have already mobilised another rig for the next well, N22H, and expect drilling to commence this month. There are at least 5 more horizontal wells planned for 2004, some of which could open up hitherto untapped oil reserves in both the eastern and western parts of the field. Whilst the technical delay we are experiencing in the Manavi testing programme is disappointing, this should be viewed in the context of having discovered recoverable oil in a new stratigraphic sequence. Whilst the Cretaceous limestone in which the discovery was made is a prolific producer of hydrocarbons in the North Caucasus, it has been largely unexplored in Georgia. This exciting new play offers tremendous upside to the company. We hope to complete our test of this well early in 2004. This, together with the MK72 (Norio) well and the horizontal programme, promises an exciting year ahead in 2004.”

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations primarily located in the Republic of Georgia, and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation
Julian Hammond
Tel:	+44 1481 729 980
Fax	+44 1481 729 982
Mobile:	+44 7740 576 139
e-mail:	info@canargo.com